Exhibit 99.1

ATC Venture Group Inc. Announces Financial Results For First and Second Fiscal Quarters

MINNETONKA, Minn.--(BUSINESS WIRE)-- ATC Venture Group Inc. (AMEX:ATC) today announced its financial results for the first and second fiscal quarters.

	For the Fiscal Quarter ended December 31, 2011			For the Fiscal Quarter ended December 31, 2010
	Continuing	Discontinued		Continuing	Discontinued
	Operations	Operations	Total	Operations	Operations	Total
Sales	$571,803	$5,546,597	$6,118,400	$693,049	$3,544,257	$4,237,306
Cost of goods sold	492,991	3,641,533	4,134,524	657,664	2,813,064	3,470,728
Gross profit (loss)	78,812	1,905,064	1,983,876	35,385	731,193	766,578

Sales, general, & admin	113,133	1,277,209	1,390,342	183,792	943,050	1,126,842

Other revenue (expense)	(10,960)	2,115,531	2,104,571	(14,812)	(80,004)	(94,816)
Net gain (loss) pre tax	$(45,281)	$2,743,386	$2,698,105	$(163,219)	$(291,861)	$(455,080)

Net gain (loss)	$(45,281)	$1,708,386	$1,663,105	$(141,320)	$(167,760)	$(309,080)

	For the Fiscal Quarter ended March 31, 2012			For the Fiscal Quarter ended March 31, 2011
	Continuing	Discontinued		Continuing	Discontinued
	Operations	Operations	Total	Operations	Operations	Total
Sales	$1,956,444	$11,085	$1,956,444	$660,220	$2,317,141	$2,977,361
Cost of goods sold	1,808,890	2,342	1,811,232	702,331	1,978,853	2,681,184
Inventory adjustments	-	-	-	48,092	-	48,092
Gross profit (loss)	147,554	8,743	145,212	(90,203)	338,288	248,085

Sales, general, & admin	724,259	7,322	731,581	240,404	1,163,507	1,403,911
Intangible impairment	-	-	-	-	110,186	110,186
Operating expense	-	-	-	-	56,549	56,549

Other revenue (expense)	(23,350)	(236)	(23,586)	(23,998)	527,185	503,187
Net loss pre tax	$(600,055)	$1,185	$(598,870)	$(354,605)	$(464,769)	$(819,374)

Net gain (loss)	$(600,055)	$1,185	$(598,870)	$(230,982)	$(1,120,729)	$(1,351,711)

The Company reported sales from continuing operations of $572 thousand for the fiscal quarter ended December 31, 2011 compared to $693 thousand in the prior year. The Company reported total sales, including sales from discontinued operations, of $6.12 million for the fiscal quarter ended December 31, 2011 compared to $4.24 million in the prior year.

The Company reported sales from continuing operations of $1.96 million for the fiscal quarter ended March 31, 2012 compared to $660 thousand in the prior year. The Company reported total sales, including sales from discontinued operations, of $1.97 million for the fiscal quarter ended March 31, 2012 compared to a net loss of $2.98 million in the prior year.

The Company reported a net loss from continuing operations of 45 thousand for the fiscal quarter ended December 31, 2011 compared to a net loss of $141 thousand in the prior year period. The Company reported a total net income, including net loss from discontinued operations, of $1.71 million for the fiscal quarter ended December 31, 2011 compared to a loss of $168 thousand in the prior year.

The Company reported a net loss from continuing operations of $600 thousand for the fiscal quarter ended March 31, 2012 compared to $231 thousand in the prior year period. The Company reported a total net loss, including net loss from discontinued operations, of $598 thousand for the fiscal quarter ended March 31, 2012 compared to $1.35 million in the prior year.